UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2000

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.	Other Events

On December 13, 2000, the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS FOURTH QUARTER
AND FISCAL YEAR 2000 RESULTS

METAIRIE, LA, December 13, 2000 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) today announced that fiscal year 2000 net earnings were $66.8 million, or $.63 per share on revenues of $734.8 million, compared to net earnings of $90.5 million or $.84 per share, on revenues of $756.1 million for fiscal year 1999. The results exclude the 1999 effect of the $50.1 million after-tax ($.47 per share) cumulative effect of the change in accounting. Net earnings for the fourth quarter were $10.5 million, or $.10 per share, on revenues of $171.2 million, compared to net earnings of $16.6 million or $.15 per share, on revenues of $189.9 million for the fourth quarter of fiscal year 1999.

The Company and other industry participants have continued their discussions with the SEC regarding the implementation of accounting changes required by Staff Accounting Bulletin (SAB) 101. Although not formalized, based on discussions with the SEC Staff in recent days, the Company believes that a tentative agreement has been reached on all material issues and is hopeful that a final agreement will be reached with the Staff in the near future. If that occurs, the Company may elect to adopt SAB 101 for the fourth quarter of fiscal year 2000, which would require a restatement of the results reported in this release.

Based on the tentative agreement with the SEC Staff, the Company estimates that although there will be no negative impact on cash flow, adoption of SAB 101 for fiscal year 2000, before adjusting for the cumulative effect, would reduce earnings per share by $0.09 to $0.13 per share. The Company estimates that adoption in fiscal year 2000 would result in a one time, non-cash $250.0 million to $275.0 million after-tax charge for the cumulative effect of the changes. This results in an additional backlog that will produce approximately $1 billion of revenue in the future as these prepaid products and services are delivered.

If the Company reaches a final agreement with the SEC Staff in time to implement SAB 101 in fiscal year 2000 and elects to do so, it will promptly release restated financial results reflecting those changes. The information contained in this press release reflects the Company's financial position and results of operations prior to the implementation of SAB 101.

In an effort to significantly improve cash flow and anticipate changes the Company believes will be necessitated by the adoption of SAB 101, the Company altered its preneed sales strategies early in the fiscal year by increasing finance charges, requiring larger down payments and shortening contract lengths. Effective the first day of the fourth quarter, the Company also substantially reduced the commissions paid on preneed sales of cemetery services and preneed funeral and cemetery merchandise. The Company believes these sales will not be recognized as revenue under SAB 101 until delivery. While SAB 101 has not yet been implemented, the changes to the Company's preneed sales strategies reflect the likely effects of SAB 101.

With these changes in place, the Company's preneed sales strategies place more emphasis on preneed cemetery property sales and prearranged funeral services. The Company believes that these are the sales that create heritage and grow market share. These changes, particularly the changes made in anticipation of SAB 101, had the effect of considerably reducing preneed cemetery service and preneed merchandise sales. Although the Company believes the changes will improve future cash flow and focus its sales force on more profitable sales and on growing its customer base, the changes significantly reduced revenue and earnings per share, especially in the fourth quarter.

William E. Rowe, President and Chief Executive Officer, stated, "Had we not de-emphasized preneed funeral merchandise and cemetery service sales, we believe that we would have achieved earnings per share for fiscal year 2000 in the range originally expected of $.68 to $.72. We continue to place emphasis on those preneed products and services that create heritage, grow market share, and have smaller trusting requirements, and we have aligned our commission structure with this purpose."

Funeral revenues for the fiscal year were $451.9 million compared to $445.9 million for fiscal year 1999. During the fourth quarter, funeral revenues were $105.0 million compared to $113.8 million for the fourth quarter of 1999. The decrease resulted principally from reduced prearranged funeral merchandise sales. The Company experienced an increase in the average revenue per call from its core domestic operations of 6.2 percent during the quarter and the year, which partially offset the impact of reduced prearranged funeral merchandise sales.

Cemetery revenues for the fiscal year were $282.9 million compared to $310.2 million for fiscal year 1999. During the fourth quarter, cemetery revenues were $66.2 million compared to $76.1 million for the fourth quarter of 1999. The decreases were due to reduced preneed cemetery sales.

Mr. Rowe added, "During the entire fiscal year our domestic funeral business performed well, and our cash flow from operations of over $85 million exceeded our goal of $70-$75 million. Capital expenditures for fiscal year 2000 were about $36 million, and within our budget of $43.5 million. Throughout this fiscal year, you have heard us state that we are committed to maximizing cash flows at every level of our organization and that we are intently focused on liquidity and leverage. We think the $70 million improvement in fiscal year 2000 cash flow from operations over 1999 results reflects our continued commitment. While we have reduced our preneed funeral merchandise and cemetery service sales, greater emphasis has been placed on prearranged funeral service sales and preneed cemetery property sales, which build and maintain market share."

The Company's domestic same store events were down about 1,300 calls or 1.8 percent for the fiscal year. However, included in the 1,300 calls were over 600 low-end cremation calls that the Company elected not to sell at prices its competitors were charging. Additionally, discount services provided in the ordinary course of business in the industry on behalf of other funeral homes or institutions declined by approximately 400 calls as a result of the Company's decision to decrease its level of discounted services. When these low-end and discounted events are taken out of the same store calculation, domestic same store events are down about 250 calls, which translates to less than one call per domestic core funeral home.

Brian J. Marlowe, Chief Operating Officer, commented, "Our funeral operations performed well. We maintained market share while increasing our average sale. In addition to the fine performance of our funeral homes, the results from our relationship with the Archdiocese of Los Angeles continue to exceed expectations. We do have work to do on our preneed sales programs, where we incurred reduced sales due to changes made in preparation for SAB 101. We knew a transition would be necessary, and we decided to do it sooner, rather than later. We're much better positioned now than we would be if we still had this transition ahead of us."

As of October 31, 2000, the Company's debt totaled $951 million. Debt maturities in fiscal year 2001 are $29.5 million. The Company's $600 million bank credit facility, of which $529 million is outstanding as of October 31, 2000, matures in fiscal 2002 along with $28.5 million in other maturities. Debt maturities in fiscal 2003, 2004 and thereafter are $228.5 million, $112.1 million and $18.1 million, respectively. As of December 8, 2000, the Company had debt outstanding of about $921 million and cash and marketable securities of over $115 million with maturities of about $4 million remaining in the fiscal year.

Mr. Rowe added, "Our management is pursuing several strategies to position this Company to reduce and restructure our debt. One of our most important goals is to return our debt to investment grade status. Our Company remains strong, both financially and strategically. Despite the fact that there is some uncertainty in the current climate, our industry remains one of considerable opportunity and stability. Our vision is clear and our strategies are aligned with our goals."

FOURTH QUARTER RESULTS

  Revenues were $171.2 million compared to $189.9 million in the fourth quarter of 1999.
  Gross profit was $34.6 million compared to $44.8 million for the fourth quarter last year.
  EBITDA was $45.6 million compared to $53.0 million for the fourth quarter last year.
  Depreciation and amortization was $13.7 million compared to $13.3 million for the fourth quarter of 1999.
  Net earnings were $10.5 million or $.10 per share, compared to $16.6 million or $.15 per share in the fourth quarter of 1999.
  Operating cash flow was over $30 million compared to $19.3 million for the fourth quarter last year.

YEAR-TO-DATE RESULTS

  Revenues were $734.8 million compared to $756.1 million in fiscal year 1999.
  Gross profit was $179.0 million compared to $210.4 million for last fiscal year.
  EBITDA was $220.9 million compared to $247.9 million for last fiscal year.
  Depreciation and amortization was $54.3 million compared to $50.6 million for fiscal year 1999.
  Net earnings were $66.8 million or $.63 per share, compared to $90.5 million or $.84 per share in fiscal year 1999.
  Year-to-date 1999 earnings and diluted earnings per share exclude the effect of the $50.1 million after-tax ($.47 per share) cumulative effect of the change in accounting principle recorded in fiscal year 1999.
  Operating cash flow was over $85 million compared to $16.4 million for the corresponding period last year.

FUNERAL RESULTS - FOURTH QUARTER 2000

  Funeral revenues were $105.0 million compared to $113.8 million in the fourth quarter of 1999.
  Funeral revenues from the Company's core operations decreased 9 percent compared to the corresponding period in 1999 due primarily to reduced preneed funeral merchandise sales.
  In addition, the Company experienced a 6.2 percent increase in the average revenue per domestic funeral service performed by its core operations, partially offset by a 1.6 percent decrease in the number of domestic funeral services performed by those operations.
  Of the total funerals performed in the fourth quarter of 2000, 20.3 percent were delivered out of the Company's backlog of preneed funerals, as compared to 21.7 percent in the fourth quarter of 1999.
  Domestic cremations as a percentage of total domestic funerals performed were 36.9 percent compared to 35.5 percent in the comparable period of 1999.

FUNERAL RESULTS - YEAR-TO-DATE

  Funeral revenues were $451.9 million compared to $445.9 million in fiscal year 1999.
  Funeral revenues from the Company's core operations decreased 3 percent compared to the corresponding period in 1999 due primarily to reduced preneed funeral merchandise sales.
  The Company experienced a 6.2 percent increase in the average revenue per domestic funeral service performed by its core operations, partially offset by a 1.8 percent decrease in the number of domestic funeral services performed by those operations.
  Domestic cremations as a percentage of total domestic funerals performed were 36.1 percent compared to 35.6 percent in the comparable period of 1999.
  Of the total funerals performed in fiscal year 2000, 19.6 percent were delivered out of the Company's backlog of prearranged funerals, as compared to 19.3 percent in fiscal year 1999.
  As of October 31, 2000, the Company had a funeral backlog in excess of 446,000 prearranged funerals, which are expected to generate nearly $1.5 billion in future funeral revenue.

CEMETERY RESULTS

  Cemetery revenues for the fourth quarter of 2000 were $66.2 million compared to $76.1 million in the fourth quarter of 1999.
  Cemetery revenues for fiscal year 2000 were $282.9 million compared to $310.2 million in fiscal year 1999.

Forward-looking statements are based on assumptions about future events and are therefore inherently uncertain; actual results may differ materially from those projected. See cautionary statements below.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in North America, currently owning and operating 627 funeral homes and 163 cemeteries in North America, South America, Europe and the Pacific Rim.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (877) 282-0743. From outside the continental United States, call (703) 871-3073. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until December 20, 2000. All investor information is available at http://www.stewartenterprises.com.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors including the following: the economy, death rate, competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's ability to access capital markets including the secondary equity and debt markets; the Company's ability to achieve economies of scale and manage growth; the performance of acquired businesses; the Company's success with its internal growth strategies, operating initiatives, and cash flow initiatives; the effects and timing of possible asset sales and the implementation of SAB 101; the Company's ability to enter new markets; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended July 31, 2000. The Company assumes no obligation to update information contained herein.

###

                        STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF EARNINGS
                     (Dollars in thousands, except per share amounts)

                                                                        Three Months Ended October 31,
                                                                        ------------------------------
                                                                            2000              1999
                                                                        ------------      ------------
Revenues:
  Funeral                                                               $    105,017      $    113,846
  Cemetery                                                                    66,140            76,072
                                                                        ------------      ------------
      Total revenues                                                         171,157           189,918
                                                                        ------------      ------------

Costs and expenses:
  Funeral                                                                     81,290            84,962
  Cemetery                                                                    55,254            60,138
                                                                        ------------      ------------
      Total costs and expenses                                               136,544           145,100
                                                                        ------------      ------------
  Gross profit                                                                34,613            44,818
Corporate general and administrative expenses                                  4,824             5,801
                                                                        ------------      ------------
  Operating earnings                                                          29,789            39,017
Interest expense, net                                                        (12,844)          (13,456)
Other income (expense), net                                                     (340)              524
                                                                        ------------      ------------
  Earnings before income taxes                                                16,605            26,085
Income taxes                                                                   6,061             9,521
                                                                        ------------      ------------
  Net earnings                                                          $     10,544      $     16,564
                                                                        ============      ============

Earnings per common share:
  Basic                                                                 $       0.10      $       0.15
                                                                        ============      ============
  Diluted                                                               $       0.10      $       0.15
                                                                        ============      ============

Weighted average common shares outstanding (in thousands):
  Basic                                                                      106,832           108,445
                                                                        ============      ============
  Diluted                                                                    106,833           108,445
                                                                        ============      ============

Dividends per common share                                              $       -         $       0.02
                                                                        ============      ============

                   STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF EARNINGS
                (Dollars in thousands, except per share amounts)

                                                                        Twelve Months Ended October 31,
                                                                        -------------------------------
                                                                             2000              1999
                                                                        ------------       ------------
Revenues:
  Funeral                                                               $    451,852       $    445,877
  Cemetery                                                                   282,949            310,231
                                                                        ------------       ------------
      Total revenues                                                         734,801            756,108
                                                                        ------------       ------------

Costs and expenses:
  Funeral                                                                    335,163            319,002
  Cemetery                                                                   220,598            226,705
                                                                        ------------       ------------
      Total costs and expenses                                               555,761            545,707
                                                                        ------------       ------------
  Gross profit                                                               179,040            210,401
Corporate general and administrative expenses                                 19,763             19,161
                                                                        ------------       ------------
  Operating earnings                                                         159,277            191,240
Interest expense, net                                                        (56,284)           (52,174)
Other income, net                                                              2,194              3,485
                                                                        ------------       ------------
  Earnings before income taxes and cumulative effect
      of change in accounting principle                                      105,187            142,551
Income taxes                                                                  38,393             52,031
                                                                        ------------       ------------
  Earnings before cumulative effect of change in accounting principle         66,794             90,520
Cumulative effect of change in accounting principle,
  net of a $28,798 income tax benefit                                           -               (50,101)
                                                                        ------------       ------------
  Net earnings                                                          $     66,794       $     40,419
                                                                        ============       ============

Basic earnings per common share:
    Earnings before cumulative effect of change in
       accounting principle                                             $       0.63       $       0.84
    Cumulative effect of change in accounting principle                         -                 (0.47)
                                                                        ------------       ------------
    Net earnings                                                        $       0.63       $       0.37
                                                                        ============       ============

Diluted earnings per common share:
  Earnings before cumulative effect of change in
     accounting principle                                               $       0.63       $       0.84
  Cumulative effect of change in accounting principle                           -                 (0.47)
                                                                        ------------       ------------
  Net earnings                                                          $       0.63       $       0.37
                                                                        ============       ============

Weighted average common shares outstanding (in thousands):
   Basic                                                                     106,600            107,452
                                                                        ============       ============
   Diluted                                                                   106,603            107,834
                                                                        ============       ============

Dividends per common share                                              $       0.06       $       0.08
                                                                        ============       ============

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
December 13, 2000	/s/ MICHAEL G. HYMEL Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer